Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Plan Trustees

APP Pharmaceuticals, Inc. Savings and Retirement Plan:

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-103894) pertaining to the APP Pharmaceuticals, Inc. Savings and Retirement Plan of our report dated June 29, 2009 with respect to the financial statements and supplemental schedule of the APP Pharmaceuticals, Inc. Savings and Retirement Plan included in this Annual Report on Form 11-K for the year ended December 31, 2008.

/s/ KPMG LLP

Chicago, Illinois

June 29, 2009